EXHIBIT 99.1

                               Third Quarter 2003
                     Friedman, Billings, Ramsey Group, Inc.
                       Earnings Conference Call Transcript
                           Wednesday, October 29, 2003

KURT HARRINGTON:

     Good Morning. This is Kurt Harrington, Chief Financial Officer of Friedman, Billings, Ramsey Group, Inc.

     Before we begin this morning's earnings call, I would like to remind everyone that statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements. These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, our cost of borrowing, interest spreads, mortgage prepayment speeds, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general economic, political, and market conditions. Additional information concerning these factors that could cause results to differ materially is contained in FBR Group's Annual Report on Form 10-K and quarterly reports on Form 10-Q.

     I would now like to turn over the call to FBR Group's Co-Chairmen and Co-Chief Executive Officers, Emanuel Friedman and Eric Billings. Also joining us this morning are Robert Smith, FBR's Chief Operating Officer, Rock Tonkel, Head of Investment Banking and Rick Hendrix, Chief Investment Officer.

MANNY FRIEDMAN:

     Thank you and good morning. Last night we announced our September quarter results. This was our second quarter following our recent merger. After-tax earnings were $57.0 million or $0.41 per share compared to $15.1 million or $0.31 per share in the third quarter last year. Excluding the impact of the non-cash amortization of the mark-to-market step up in our MBS portfolio from the merger, which we will refer to as "Merger Amortization" which reduced income by $0.07 per share, and dividends on shares pledged by certain employees to the company as collateral for incentive stock purchase loans which are accounted for as compensation expense, totaling $0.02 per share, we would have earned an additional $0.09 per share or $0.50 per fully diluted share in total.

     The third quarter results were a good demonstration of the growth in our capital markets and asset management businesses and the resiliency of our MBS business, exhibiting combined strength of our franchise and business model.

     We were particularly pleased with the performance of our MBS portfolio this quarter given the uniquely challenging environment. During the third quarter, historically high prepayment speeds coupled with equally unusual interest rate volatility created difficulty with many MBS portfolios. However, our low duration and low leverage combined to insulate us from these extremes. Through this period we maintained our invested assets, allowing us to maintain our target portfolio and provide an acceptable return on equity despite the pressure on yields from rapid amortization. Already in October, CPR's have begun to fall, allowing our net interest spread to begin to widen to more historical levels.

     The FBR capital markets and asset management franchise continued to grow market share and maintain its profitable business model. We reported investment banking revenues of $90.2 million in the third quarter versus $58.9 million in the third quarter 2002, a 53% increase. During the period, FBR completed 11 lead-managed equity offerings totaling $1.9 billion * plus $200 million of lead-managed fixed income offerings. For the first nine months of 2003 investment banking revenues were $150.8 million, a 26% increase over the $119.6 million in revenues in the first nine months of 2002. Since the end of the third quarter, investment banking has completed six lead-managed equity offerings totaling $1.2 billion while at the same time growing the investment banking pipeline.

     Institutional brokerage revenues have continued to show significant growth despite a consistent reduction in spreads throughout the securities industry. Brokerage revenue for the quarter of $19.7 million exceeded revenue during the same quarter last year by 37%. We believe that in addition to growing market share in both the investment banking and institutional brokerage businesses, in the future institutional brokerage revenues will grow at a faster rate as its market share becomes more comparable with that of investment banking.

     Asset management revenues were $7.2 million for the third quarter with net assets under management growing 28% from September 30, 2002, excluding FBR Asset.

     In addition to the continued growth of each of our operating businesses, FBR completed several strategic initiatives during the third quarter. In July we added a team of asset backed securities bankers providing FBR with its first entry into the structured finance fixed-income business. This group will focus on the securitization of non-prime mortgage assets. This is an industry where FBR maintains a leadership position in equity underwriting and has extensive issuer relationships. Also during the quarter, FBR established a $5 billion A1+/P1 rated asset-backed commercial paper vehicle called Georgetown Funding which has strengthened and diversified our funding sources for our agency-backed MBS portfolio. Most significantly in the first week of October, we raised $430 million net proceeds of new equity capital at $17.00 a share, taking our total equity to $1.5 billion or $9.21 per share pro-forma and our market capitalization to $3.0 billion.

     Our overall third quarter performance was driven by the combined strength of our $8 billion dollar balance sheet, the strength of our merchant banking portfolio, the FBR investment banking platform, our continued penetration of major institutional brokerage accounts, expansion of our research offerings and ability to trade for our customers, the growth of assets under management, and our expense discipline. Most importantly, we continued to see the intangible benefits of our merger as we grow our client relationships both in scope and in number.

     Now I would like to hand the call over to Eric Billings who will discuss our results in more detail and our outlook for the future.

ERIC BILLINGS:

     Thanks Manny.

     Before we go through the detail of our five profit centers, I would like to reiterate our perspective on how we are building our business. First, we evaluate investments based on an analysis of intrinsic value of businesses with a strong an emphasis on appropriate capital structures. We use this same discipline as the basis for our underwriting and capital markets commitment process, our research and trading recommendations, and all other facets of our business.

     It is our belief that this approach is responsible for a wide range of track records within FBR:

1. The aftermarket performance of all of our public equity offerings over the last five years which ranks #1 among all major underwriters.

2. The historical annualized performance of our merchant banking portfolio which has returned an unleveraged 31% since its inception in 1997.

3. The performance and rating of our five FBR equity mutual funds, three of which are ranked five star by Morningstar, one of which is ranked four star and the last which is not yet rated.

     We believe that through this type of disciplined analysis in all of our business lines and maintaining a disciplined expense structure, we will continue to expand our franchise and create additional wealth for our shareholders.

     Our capital markets franchise continues to reflect the results of this discipline. We finished the first nine months of the year as the #3 lead manager of IPO's, and the #1 performing major underwriter as measured by the after-market performance of our lead underwritten equity transactions during the first nine months of this year, continuing our five year track record mentioned earlier. As you may recall, during our first quarter conference call we described an investment banking pipeline that totaled approximately $3.5 billion in lead managed business. In the second quarter we completed $1.1 billion in lead managed capital raises and continued to have a backlog in excess of our previous $3.5 billion. In the third quarter we underwrote a total of $2.1 billion, and currently have a backlog even greater than the first and second quarters of approximately $5.0 billion. Investment banking revenues in the third quarter exceeded $90 million, our best quarter as a public company, and we currently anticipate that the fourth quarter investment banking revenue should approximate or exceed that number. As mentioned we have already closed six transactions for $1.2 billion in the fourth quarter. For the first nine months of the year we have already generated investment banking revenues of $150 million, meeting our original full year target, with a quarter remaining.

     This success and our strong outlook going forward can be attributed to several factors. Clearly, the intangible benefits of our merger as well as our greater capital base, resources, and visibility, result in a greater credibility and opportunities with issuers and investors. Our industry-leading track record is beginning to be recognized and understood, resulting in deeper relationships with institutional investors and more engagements with investment banking clients.

     Our unique franchise and the increased resources of our combined company have come together to elevate our business to the point where we can realistically expect that both our investment banking and institutional brokerage businesses will continue to achieve increases in market share for the foreseeable future. As an example, our capital markets and institutional brokerage businesses have achieved compounded annual growth rates since 1999 of 42.3% and 16.2% respectively. This has been achieved despite a general lack of recognition within our markets of the capabilities and strengths of our franchise. We are optimistic that as we begin to achieve greater franchise recognition throughout corporate America, which we believe to date has little awareness of FBR, we will be able to continue our historic growth rates for many years into the future.

     Turning to our balance sheet businesses, I would like first to address our MBS strategy. As Manny mentioned, we were very pleased with the performance of this part of our business given our ability to maintain a very acceptable return on equity in a very challenging third quarter environment. As of September 30, our total MBS assets were approximately $8.0 billion. We have now purchased securities that would take the portfolio to approximately $10.3 billion at year end. Preservation of capital is our guiding principal, and like our other businesses we focus on an appropriate capital structure which means low leverage and an intrinsic value approach to the risks we take.

     Our MBS portfolio continues to exhibit the following strengths:

1. Exceptionally high credit quality based on the guarantees of the US Government and government sponsored entities.

2.   Low leverage of 8.6 to 1 for the Company as a whole.

3. A focus on acquiring assets with low dollar premiums. Our current portfolio averages 1.95% premium net of the merger step-up.

4. Minimal interest rate risk in the form of all adjustable rate securities and measured by a very low duration of .93 at September 30th.

          We manage our funding by:

1. Maintaining multiple counterparties to diversify our funding resources. During the third quarter we launched our own A1+/P1 asset-backed commercial paper conduit, called Georgetown Funding, to add a new source of funding:
     We currently are funding $4.0 billion of our borrowings through that vehicle.

2. Holding high quality assets that can be financed in varying market environments. During the third quarter we saw the advantages of this approach, and we were able to finance through the interest rate increase and very rapid prepayments while maintaining our asset balance.

3. At appropriate times, hedging our interest rate exposure by locking in funding costs for terms of one year or greater. We currently have $2.5 billion of our financing hedged with 12 month interest rate swaps expiring October 2004. We are likely to increase our hedging exposure during the 4th quarter.

         Our mortgage-backed securities portfolio asset yield was 2.37% for the quarter. This yield was impacted by both the Merger Amortization and the historically high pre-payments as measured by the constant pre-payment rate or CPR which peaked at 46 CPR during the quarter. The company's weighted average cost of financing for the portfolio was 1.12%, including the cost of hedging. The resulting net interest spread for the quarter excluding the Merger Amortization step-up was 1.69% for the quarter. A 1.69% net interest spread results in a return on equity approximately equal to 20% using the third quarter leverage ratio. This demonstrated the resiliency of the company's mortgage-backed security business given the extreme conditions of the third quarter.

         We expect to deploy approximately $350 million of the new equity that we raised in October in the MBS strategy. Full leverage of that capital and the impact of falling prepayment speeds, the October CPR was already down to 38, leads us to be very optimistic about the outlook for a more normalized contribution to earnings and dividends from the MBS strategy in the fourth quarter and during 2004.

         For our Merchant banking Investments, in addition to an intrinsic value and capital structure analysis we measure every merchant banking investment continuously against the returns we achieve in the mortgage backed securities portfolio on a risk adjusted basis. Thus, we expect the long term performance of this portfolio to exceed returns in the MBS strategy, although realized results will vary from quarter to quarter. This is illustrated in the year-to-date performance, in which we realized no gains in the first quarter, but realized $13.9 million in the third quarter, and $24.4 million in the first nine months of the year. As we have previously stated, we do not leverage the investments in the merchant banking portfolio.

         FBR's merchant banking portfolio and other long term investments totaled $254.8 million, or approximately 24% of the company's equity, at the end of the quarter. We intend to deploy approximately $100 million of the new equity into the merchant banking portfolio. In fact, we have already approved $55 million in new investments to be funded in the 4th quarter. We believe there are opportunities far exceeding our funding capability to invest in transactions in keeping with our strategy and are therefore optimistic about our ability to continue our outstanding record in this area. Additionally, the company had unrealized gains in the merchant banking portfolio of $50.8 million at September 30.

         As a result of the strength in our business year-to-date, and the new $430 million of capital raised in October, plus the new funding flexibility of our Georgetown Funding $5 billion commercial conduit program, we believe that the outlook for 2004 includes the opportunity for both increased profitability and dividends.

         Specifically, our company's model for 2004 indicates to us that we can achieve investment banking revenues of $250 million and institutional brokerage revenues of $80 million, while maintaining a breakeven revenue level of $130 million for those businesses combined, and an after-tax contribution of 25% beyond that breakeven, we would generate $50 million of after-tax earnings in that business next year. As we complete our planning process, we may increase our investment in those businesses to achieve even higher revenues and profitability, even with potentially higher breakeven levels.

         In Asset Management, our model contemplates revenues of $30 million against our current cost structure which will generate approximately $8 million in pre-tax, and $5 million after-tax profits.

         In the MBS portfolio, you can make your own assumptions as to CPR's and spreads. Using an assumption of 220 basis points spread between our yield and cost of funds - the 20 year average - $10.45 billion of assts against $1.1 billion of equity (9.5:1 debt to equity) in this portion of our company, would generate gross returns of approximately $268 million, or more than $241 in earnings after expenses.

         Lastly, with fully deployed equity of $350 million in our merchant banking investments, and assuming 20% realized return (less than our target rate of return over time), we would generate $70 million, or $63 million after expenses (including performance-related bonuses) in our model.

         Taking all of this together, this model would suggest earnings of more than $355 million, or $2.15 per share on 165 million shares, of which approximately $300 million would be REIT earnings that would be distributable to our shareholders. Now these numbers are not intended to be a projection, but it is a model we use in thinking about our business.

         Lastly, I would also like to mention another great step forward in our marketing and brand building. As you know, during the second quarter we initiated a national advertising campaign, and became the title sponsor of the local PGA Tour event in the Washington, DC area, the 2003 FBR Capital Open. The impact of these steps in building name recognition and brand awareness nationally, and in garnering goodwill with our clients and prospects was enormous. As a result, we have decided to become the title sponsor of one of the highest-rated stops on the PGA Tour and the most attended golf tournament in the world, known for over 60 years as the "Phoenix Open," which has now become the "FBR Open". We are pleased to be partnered with the Thunderbirds - the volunteer organization which sponsors the tournament - and to the Phoenix and Scottsdale, Arizona communities, as well as the PGA Tour, and are looking to a successful future for this tournament (which will be held January 26 - February 1st).

         I would now like to open the call for any questions.

THE MODERATOR:

         At this time, I would like to remind everyone, if you would like to ask a question, please press star, then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q and A roster.

         Your first question comes from Harold Feingold of Raymond James and Associates.



HOWARD FEINGOLD:

         Hello, gentlemen.  You had a fine quarter.  Thank you.

         When the merger was originally put together, it seems like the contemplation was that the dividend policy was going to be based upon the earnings of the mortgage portfolio with -- as returns from the brokerage and merchant banking, shifting over to a form of decreased size of the mortgage portfolio.

         As your earnings components shift more towards the non-mortgage portfolio, how is this going to impact your dividend policy?

ERIC BILLINGS:

         First of all, your analysis is exactly correct. That is how we intend to run the company. So, specifically, if you take the model that we just went through on the phone, it would suggest that we would have approximately $50 million of after-tax profitability in calendar '04. We would intend to shift that $50 million over to the spread-base side. If we continue to achieve the average 220 basis point spread in that part of our business, it would allow us to earn approximately 24 percent on that $50 million once transferred over to the spread-base side, which would obviously result in an additional $12 million in profitability. That $12 million would be paid out in the form of growing dividends.

HOWARD FEINGOLD:

         Okay. So it's still going to be based upon the net earnings of the mortgage portfolio?


ERIC BILLINGS:

         The REIT, that is correct.


HAROLD FEINGOLD:

         That's my only question.  Thank you, gentlemen.  I do mean thank you.


ERIC BILLINGS:

         Thank you.


THE MODERATOR:

         Your next question comes from Richard Herr of KBW.


RICHARD HERR:

         Hi, good morning. I just have several questions. I just wanted to start off with, maybe you could just walk us through, give us a little color on the success you had in investment banking this quarter, and also the -- I just want to double check my numbers -- the $5 billion pipeline, and maybe give us a little bit of the complexion of what's in that pipeline.

MANNY FRIEDMAN:

         The success of the Investment Banking portfolio was very, very broad transactions in Financial Services, which has been an historically strong area for us; Real Estate, which is growing, especially in the hospitality area; and Diversified Industries as one large transaction, and we're seeing a continued strong pipeline in that area.

         In Energy, we did do a very, very important transaction, a billion three potential transaction. The first traunch was done in the third quarter, and the rest of the transaction appears will be done in the fourth quarter. It was a private, but it is the biggest transaction that the firm has ever done, and it is having a very, very large impact on our Energy practice, and because of the structure of the transaction, it's having an impact on other parts of our business.

In Technology, we saw two transactions, two secondaries, and we're continuing to see broad growth in that area. So there is strength across the board, and I'll have Rock Tonkel, the head of Investment Banking, refer to the pipeline.

ROCK TONKEL:

         We continue to see positive results from the effect of the merger and the visibility of the company, the capital level and the track record that we have built. As Manny said, it extends across the board. We have made great strides in Insurance, which was an industry that we were not a meaningful participant in just two years ago. We have made very strong strides in Energy, and that continues to show up in the pipeline and grow in the pipeline. Obviously, Specialty Finance and other areas of Financial Services are important to us.

         The Technology pipeline has grown significantly, and the Diversified Industries pipeline has grown significantly.

         We've become, I think, the leading factor in the lodging industry in the real estate business, and so the real estate business across the board is very strong in many different sub-industry sectors in the real estate business.

         The capital market side of the business is extremely strong. The pipeline is a nice blend of M&A business versus capital markets business. It's a majority of capital markets business at this stage, but it's a very nice mix of large capital offerings, as well as a good mix of M&A transactions, and it's across the board.

RICHARD HERR:

         Thank you. And to follow up, you speak about institutional brokerage penetration. Could you maybe walk us through the steps of who you're hiring or how you're going about penetrating the larger buy-side accounts?

ERIC BILLINGS:

         By all means. First of all, we deployed a very specific strategy starting three years ago where we simultaneously grew the amount of analysts we have. We now have a total of 65 senior and associate analysts. Their requirement is to cover a minimum of 15 companies each, where at least 5 would be large cap companies. The effect of this, with the simultaneous growth and expansion of our entire platform and growing name recognition, is allowing us to achieve the results of our intended targeted approach to the 125 McLaughlin largest accounts. That effect is allowing us to grow our institutional sales and trading line at a very acceptable rate, north of 20 percent compounded over the last 5 years, despite the very difficult environment-versus-spread compression during that time frame.

         So that the effect of the greater amount of research, the type of coverage that we have, the great, great track record we've been able to achieve in all aspects of our business is allowing us to continue to grow this market share, and we believe, given the size of our Investment Banking pipeline and total level of revenues, that the proportionality of those two lines will continue to not only grow at very acceptable rates, but secondary trading will actually grow more rapidly because it needs to achieve a closer relationship to the banking revenues which it doesn't quite have, so we are very optimistic about the continued success of that business line.


RICHARD HERR:

         Thank you.


LAUREN SMITH:

         Hi, it's Lauren Smith. I'm here with Rich. Just a follow-up question on the institutional side, more sort of like strategic and your thoughts on it. Have you migrated your sales force at all to be sort of industry specific? I mean, a lot of firms have really gone down that path, and I'm just curious about your thoughts on that.

MANNY FRIEDMAN:

         In a general way, we have our sales force divided into sections, covering all the value stocks, and another group of sales force covers growth, so to some extent, they are divided. We do want our sales force to understand the ideas and to be able to sell the ideas. In many ways, we believe our sales force is, at times, comparable to analysts, and we pride ourselves on that. We think that's one of the great reasons for the success and the power of our distribution platform.


LAUREN SMITH:

         And just in terms of sort of where you are in head count, do you feel you sort of achieved your capacity, if you will, or the size that you want to be, and it's really now about looking out about kind of growing into the infrastructure and people that you have in place at this time?

ERIC BILLINGS:

         Well, Lauren, in fact, if you look at our head count, it actually dropped from just over 500 to 479 people currently for the quarter, and that reflects the bank, which, as you know, we changed from a depository bank to just a trust charter bank, and allowed us to eliminate approximately 30 people, 35 people.

         Having said that, we continue to achieve revenues and profitability per capita that far, far exceeds we think all of our competitors in the business by a very large margin. Lauren, we will grow our head count from here. Our internal discipline is to constantly try to grow the head count at a slower rate than we grow the total revenues and profitability. Clearly we've been able to achieve that, and we think we can continue to achieve that in the future years.

         It is, as Rock mentioned, a very, very good time to be hiring because of the continued difficulty in the generally broad capital markets, so we continue to see very talented people that we can build out internally certain of our verticals, our industry focuses, and, as you know, we will have a consumer products industry built and up and running by the first of the year, which we're very excited about, and so we're able to bring in people from all over the industry, and outside the industry, very opportunistically right now.


LAUREN SMITH:

         Terrific. Thanks much.

THE MODERATOR:

         At this time, I would like to remind everyone, if you would like to ask a question, please press star, then the number 1 on your telephone keypad.

         Your next question comes from Mark Patterson of NWQ Investment Management.


MARK PATTERSON:

         Hi. Congrats on a great quarter. Question on the MBS portfolio. I didn't catch the first 20 minutes of the call, I believe you didn't cover this, but did you say what your average portfolio was and the average funds held against that so we can calculate the average leverage that you used during the quarter?

RICK HENDRIX:

          Sure, Mark. This is Rick. Our average assets for the quarter were $7.9 billion.


MARK PATTERSON:

         I saw that one in the release.


RICK HENDRIX:

         Right. I'm sorry, you wanted our average liability balance as well?


MARK PATTERSON:

         Right. You guys break that up now obviously repo and CP.


RICK HENDRIX:

         Right. We didn't start funding in the CP market until September, the first week, but our average liabilities ran $7.3 billion in the quarter.

MARK PATTERSON:

         Okay. And then absent all of the issues with the step-up, you guys have talked about a yield that would be -- or, excuse me, a spread that would be somewhere in the 170 range, is that what --

RICK HENDRIX:
         169, right.

MARK PATTERSON:

         Yeah. And currently has that viewpoint changed for Q4 given what's happened to rates.

RICK HENDRIX:

         Yes, it has. I mean, the good news for the portfolio is the CPRs have begun to fall very quickly. We peaked in August at a 46 CPR for one month, and the October CPR was 38, so actually our asset yields are trending up fairly quickly and, therefore, spread is widening back to the point where it's conceivable that it could be over 2 percent in the fourth quarter.

MARK PATTERSON:

         Okay, great. And then one other question on the book value, X other comprehensive income. I show that 6.30 balance it 7.67, and it looks like then you did both the second quarter and the third quarter dividend at 34 cents?

RICK HENDRIX:

         That's right.

MARK PATTERSON:

         And then the third quarter earnings of $.041 takes you close to the $7.44. Okay, I think I'm all right on that one.


RICK HENDRIX:

         And, you know, we look at our earnings on a cash basis, Mark, which would add back the merger amortization.

MARK PATTERSON:

         Right. You're looking at a 50 cent quarter here.

RICK HENDRIX:

         Yes.


MARK PATTERSON:

         Yeah. Okay, great. Thanks.


RICK HENDRIX:

         Thank you, Mark.

THE MODERATOR:

         Your next question comes from John Race of Deprince, Race & Zollo.


JOHN RACE:

         Yes, good morning, guys. Good quarter. I wanted to just touch base with you on the -- Eric, based on your estimates or your guidance for '04, could we sort of assume a dividend, based off that number, I'm calculating around $1.80. Does that seem reasonable?

ERIC BILLINGS:

         You know, John, again, let me say this.  First, it's what I --

JOHN RACE:

         I know, it's not guidance.


ERIC BILLINGS:

         Exactly. It's a model, it's an internal model. As you know, we want to provide everybody, all of our owners, an understanding of how our business operates and the different parts of it so that everybody can input their own assumptions and reach their own conclusions, but based on our model, your assumption is correct, that would indicate approximately a $1.80 dividend. And to the degree that next year does end up as that model would suggest, we would intend to continue our dividend policy of 34 cents a quarter, and then pay out probably two special dividends during the year to equate to the difference because, clearly, we will pay out, as we said earlier, all of the REIT earnings in the form of dividends.

JOHN RACE:

         Okay, good. And, Eric, did you give any model for the fourth quarter of this year?

ERIC BILLINGS:

         We didn't give a specific model, but we did indicate that we believe our Investment Banking business should approximate or exceed the third quarter numbers, and we have indicated that our institutional sales trading continues to grow.

         The month of October looks like Sales and Trading will annualize at north of $100 million of annualized revenues. Having said that, obviously, November and December are generally affected by the holiday season, so you don't necessarily want to take that out for the whole quarter, but clearly the revenues there continue to grow at a very acceptable rate.

         Our breakeven in Sales and Trading continues to run less than $63 million annualized. We make 22 percent after tax on every dollar above that. Investment Banking continues to run at approximately $55 million of annualized breakeven, and we make 27 percent after tax on every dollar above that.

         So you can apply those revenues and use those numbers and create your matrix and come to I think a pretty clear indication as to what our profitability is likely to be. And, of course, markets are volatile, and that assumes that we don't have any meaningful change in the market that would cause these numbers to be different.



JOHN RACE:

         And, Eric, do you envision any charges, any non-cash charges, in the fourth quarter?

ERIC BILLINGS:

         No, we don't at this time, John.



JOHN RACE:

         Well, thank you, gentlemen.   Great quarter.


ERIC BILLINGS:

         Thanks.


THE MODERATOR:

         There is a follow-up question from Richard Herr of KBW.


RICHARD HERR:

         Thank you.  All my questions have been answered.


THE MODERATOR:

         At this time, there are no further questions. Are there any closing remarks?

MANNY FRIEDMAN:

         No. We thank everybody for participating, and we look forward to the next quarter.

ERIC BILLINGS:

         And we look forward to seeing you all at the new FBR Open the last week in January. Thanks very much.


THE MODERATOR:

         This concludes today's conference call.  You may now disconnect.